Exhibit 99.2


          Eastman Kodak Company Financial Discussion Document
                      First Quarter 2005 Results

    Within this financial discussion document, the company makes reference to certain non-GAAP financial measures including "Earnings on an operational basis," "Operational earnings," and "Earnings from continuing operations on an operational basis" (and the line items comprising earnings from continuing operations on an operational basis), "Free cash flow", "Operating cash flow", and "Investable cash flow", which have a directly comparable GAAP financial measure, and to certain calculations that are based on non-GAAP financial measures, including "Days sales outstanding" and "Days supply in inventory." The company believes that these measures represent important internal measures of performance. Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the company on a year-over-year and quarter-sequential basis. Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons, in addition to the reasons described above, why the company's management believes that the presentation of the non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows are included within the Form 8-K under Item 2.02, "Results of Operations and Financial Condition," as filed with the Securities and Exchange Commission on April 22, 2005.
    The following table presents Eastman Kodak Company's first quarter 2005 and restated first quarter 2004 results in accordance with Generally Accepted Accounting Principles ("As Reported") and on a continuing operations basis, excluding non-operational items ("Operational"). Earnings from continuing operations, excluding non-operational items is a non-GAAP financial measure under Regulation
G. Accordingly, the following tables include a reconciliation of the Operational results to the As Reported results, which represent the most directly comparable financial measures in accordance with Generally Accepted Accounting Principles in the U.S. ("U.S. GAAP").

First Quarter 2005 vs. Restated First Quarter 2004

       Year-over-Year Comparison of Reported and Operational Earnings
           (Amounts in millions of dollars, except per share data)
----------------------------------------------------------------------
                   1Q 05 as     Excluded             1Q 05
                   Reported       Items            Operational
                  ---------     --------          ------------
Sales               $2,832                           $2,832
COGS                 2,127        (91)      A         2,036
                  ---------     --------          ------------
Gross Profit           705         91                   796
SG&A                   584          0                   584
R&D                    199          0                   199
Restructuring
 costs                 118       (118)      B             0
                  ---------     --------          ------------

EFO                   -196        209                    13

Interest Expense        38                               38
Other Inc./(Charges)    35                               35
                  ---------     --------          ------------
Below EFO               -3                               -3
                  ---------     --------          ------------
(Loss)/Earnings
 before Taxes         (199)       209                    10

Tax (Benefit)
 Provision             (56)        57       C             1
                  ---------     --------          ------------
Earnings (Loss):
 Cont. Ops.           -143        152                     9

Earnings: Disc.
 Ops.                    1         (1)                    0
                  ---------     --------          ------------

Net Earnings (Loss)  -$142       $151                    $9
Diluted EPS: Cont.
 Ops.                -0.50      $0.53                  0.03
Total Diluted EPS    -0.50


                  1Q 04 as      Excluded              1Q 04
                  Reported       Items             Operational
                 (Restated)                        (Restated)
                 ----------     --------          ------------
Sales               $2,920                           $2,920
COGS                 2,113        (24)      D         2,089
                 ----------     --------          ------------
Gross Profit           807         24                   831
SG&A                   549          0                   549
R&D                    197         (9)      E           188
Restructuring
 costs                  54        (54)      F             0
                 ----------     --------          ------------

EFO                      7         87                    94

Interest Expense        44                               44
Other Inc./(Charges)    (2)                              (2)
                 ----------     --------          ------------
Below EFO              -46                              -46

(Loss)/Earnings
 before Taxes          (39)        87                    48

Tax (Benefit)
 Provision             (47)        25       G           (22)
                 ----------     --------          ------------
Earnings (Loss):
 Cont. Ops.              8         62                    70

Earnings: Disc.
 Ops.                   13        (13)                    0
                 ----------     --------          ------------
Net Earnings (Loss)    $21        $49                   $70
Diluted EPS: Cont.
 Ops.                 0.03      $0.21                  0.24
Total Diluted EPS     0.07

    Items excluded from Earnings on an operational basis:

A - Charges for accelerated depreciation and inventory writedowns of $81 million and $10 million, respectively, in connection with the focused cost reduction actions.

B - Charges for focused cost reduction actions of $118 million.

C - Tax impacts of the above-mentioned excluded items.

D - Charges for accelerated depreciation and inventory writedowns of $22 million and $2 million, respectively, in connection with the focused cost reduction actions.

E - Charge for in-process research and development of $9 million in connection with the acquisition of Scitex Digital Printing
    (renamed Kodak Versamark).

F - Charges for focused cost reduction actions of $54 million.

G - Tax impacts of the above-mentioned excluded items.

            1Q 05 as      1Q 05     1Q 04 as     1Q 04
As Percent   Reported   Operational Reported     Operational
 of Sales:                          (Restated)   (Restated)
            ---------  ------------ ---------- -------------

Gross Profit    24.9%       28.1%      27.6%        28.5%
SG&A            20.6%       20.6%      18.8%        18.8%
SG&A w/o
 Advertising    17.8%       17.8%      16.1%        16.1%
R&D              7.0%        7.0%       6.7%         6.4%
EFO             -6.9%        0.5%       0.2%         3.2%
Earnings (Loss):
 Cont. Ops.     -5.0%        0.3%       0.3%         2.4%
---------------------------------------------------------

    Consolidated Revenues:

    Net worldwide sales were $2.832 billion for the first quarter of 2005 as compared with $2.920 billion for the first quarter of 2004, representing a decrease of $88 million or 3% as reported, or a decrease of 5% excluding the favorable impact of exchange. The decrease in net sales was composed of:

    -- Volume: volumes declines reduced first quarter sales by approximately 3.6 percentage points driven primarily by declines in the film capture Strategic Product Group (SPG), the wholesale and retail photofinishing portions of the consumer output SPG, and the Health Group digital output and film capture and output SPGs.

    -- Price/Mix: declines reduced first quarter sales by approximately 4.1 percentage points, primarily driven by the film capture SPG, consumer digital capture SPG and Health
        Group digital capture SPG.

    -- Exchange: favorable exchange of approximately 1.9 percentage points partially offset the negative impacts of volume and price/mix.

    -- Acquisitions: NexPress Solutions contributed $78 million or approximately 2.7 percentage points to first quarter sales.

    Net sales in the U.S. were $1.115 billion for the first quarter of 2005 as compared with $1.126 billion for the prior year quarter, representing a decrease of $11 million, or 1%.
    Net sales outside the U.S. were $1.717 billion for the current quarter as compared with $1.794 billion for the first quarter of 2004, representing a decrease of $77 million, or 4%. Excluding the favorable impact of exchange, net sales outside the U.S. decreased 7%.
    Kodak's digital product sales (excluding new technologies) were $1.318 billion for the current quarter as compared with $1.073 billion for the first quarter of 2004, representing an increase of $245 million, or 23%, primarily driven by the consumer digital capture SPG, the kiosks/media portion of the consumer output SPG, and the home printing SPG.
    Net sales of the company's traditional products were $1.511 billion for the current quarter as compared with $1.841 billion for the first quarter of 2004, representing a decrease of $330 million, or 18%, primarily driven by declines in the film capture SPG, the wholesale and retail photofinishing portions of the consumer output SPG, and the Health Group film capture and output SPG.

    Non-U.S. Revenues:

    The company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East Region ("EAMER"), (2) the Asia Pacific region and (3) the Canada and Latin America region.
    Net sales in the EAMER region were $851 million for the first quarter of 2005 as compared with $910 million for the prior year quarter, representing a decrease of $59 million, or 6% as reported, or a decrease of 10% excluding the favorable impact of exchange.
    Net sales in the Asia Pacific region were $578 million for the current quarter as compared with $601 million for the prior year quarter, representing a decrease of $23 million, or 4% as reported, or a decrease of 6% excluding the favorable impact of exchange.
    Net sales in the Canada and Latin America region were $288 million in the current quarter as compared with $283 million for the first quarter of 2004, representing an increase of $5 million, or 2% as reported, or flat excluding the favorable impact of exchange.

    Emerging Markets:

    The company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $638 million for the first quarter of 2005 as compared with $658 million for the prior year quarter, representing a decrease of $20 million, or 3% as reported, or a decrease of 5% excluding the favorable impact of exchange.
    The emerging market portfolio accounted for approximately 23% of Kodak's worldwide sales and 37% of Kodak's non-U.S. sales in the quarter. Sales growth was recorded for India 8%, Mexico 6%, and Russia 1%. Sales declines were recorded for China 21% and Brazil 1%.
    Sales decreases in China primarily reflect inventory reductions in retail channels for consumer film products.

    Gross Profit:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational:

    Excluding charges relating to accelerated depreciation and inventory writedowns in connection with the company's three-year cost reduction program, gross profit on an operational basis was $796 million for the first quarter of 2005 as compared with $831 million for the first quarter of 2004, representing a decrease of $35 million, or 4%. During the first quarter of 2005, the company's gross profit was favorably impacted by a LIFO liquidation of $16 million versus $5 million in the first quarter of 2004.
    The gross profit margin was 28.1% in the current quarter as compared with 28.5% in the prior year quarter. The 0.4 percentage point decrease was primarily attributable to:

    -- Price/Mix: reduced gross profit by approximately 3.1 percentage points primarily attributable to the consumer digital capture SPG, entertainment print films, and the Health Group digital capture SPG.

    -- Manufacturing Cost: favorable manufacturing cost increased gross profit by approximately 2.2 percentage points as unfavorable manufacturing variances and increased raw material prices were offset by cost reduction initiatives.

    -- Exchange: favorably impacted gross margin by approximately 0.8 percentage points.

    Selling, General and Administrative Expenses:

    GAAP and Operational:

    SG&A expenses on an operational basis were $584 million for the first quarter of 2005 as compared with $549 million for the prior year quarter, representing an increase of $35 million, or 6%. The increase in SG&A is primarily attributable to:

    -- A $16 million pre-tax SG&A charge to exit a consumer photofinishing customer contract

    --  Acquisition related SG&A of $24 million

    --  Unfavorable foreign exchange of $9 million

    --  Incremental 10-K and restatement costs of $6 million

    Partially offset by:

    --  Cost reduction initiatives

    As a percentage of sales, SG&A increased from 19% for the first quarter of 2004 to 21% for the current quarter.

    Research and Development Costs:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational

    R&D expenses on an operational basis were $199 million for the first quarter of 2005 as compared with $188 million for the first quarter of 2004, representing an increase of $11 million, or 6%. The increase in R&D is attributable to acquisition related R&D of $21 million partially offset by cost reduction activities. R&D as a percentage of sales increased from 6% for the first quarter of 2004 to 7% for the current quarter.

    Restructuring Costs and Other

    Cost Reduction Plans:

    As announced in January 2004, the company is executing a three-year cost reduction program throughout the 2004 to 2006 timeframe, consistent with the implementation of Kodak's new business model. The program is expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, with cost savings in the range of $800 million to $1 billion for full year 2007. Overall, Kodak's worldwide facility square footage is being reduced by approximately one third. Approximately 12,000 to 15,000 positions worldwide are being eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.
    Under this program, Kodak implemented cost reduction actions in the first quarter resulting in pre-tax charges totaling $210 million or $0.53 per share. The components of restructuring in the first quarter include $80 million for employee severance relating to the elimination of approximately 1,650 positions and $47 million associated with exit costs and asset impairments, partially offset by reserve reversals and curtailments of $8 million. In addition, the company recorded accelerated depreciation and inventory write-offs of $91 million during the quarter. The following changes in manufacturing plant operations and other actions were announced during the quarter:

    -- Closure of additional consumer photofinishing labs in the United States and Europe

    -- Closure of the Kodak Park paper mill in Rochester, New York by the end of the second quarter 2005

    -- Transfer of health x-ray manufacturing operations from Sao Jose dos Campos to other sites by early fourth quarter 2005

    -- Ceasing of photochemical manufacturing operations in Sao Jose dos Campos by end of second quarter 2005

    Under the current cost reduction program on a program-to-date basis (Full Year 2004 and Quarter 1 2005) Kodak has implemented cost reduction actions resulting in pre-tax charges totaling $1.036 billion, which includes the elimination of approximately 11,275 positions worldwide.

    Earnings From Operations:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes

    Operational:

    EFO on an operational basis for the first quarter of 2005 was $13 million as compared with $94 million for the first quarter of 2004, representing a decrease of $81 million, or 86%. EFO as a percentage of sales decreased from 3% in the first quarter of 2004 to 1% in the current quarter. The decrease in earnings from operations is attributable to the reasons indicated above.

    Below EFO:

    GAAP and Operational:

    Interest expense for the first quarter of 2005 was $38 million as compared with $44 million for the prior year quarter, representing a decrease of $6 million, or 14%. Lower interest expense is a result of the company's significantly lower debt levels partially offset by higher interest rates.
    The "Other Income/(Charges)" component includes investment income, income and losses from equity investments, foreign exchange and gains and losses on the sales of assets and investments. Other Income for the current quarter was $35 million as compared with Other Charges of $2 million for the first quarter of 2004. The improvement is partially attributable to the fact that in the prior period the NexPress investment was accounted for under the equity method and included in Other Income/(Charges). As a result of the company's purchase of Heidelberg's 50% interest in the NexPress joint venture, which closed on May 1, 2004, NexPress is consolidated in the company's Statement of Earnings and included in the Graphic Communications segment. Additional improvement is contributed from the year-over-year increase in equity earnings from Kodak Polychrome Graphics.

    Corporate Tax Rate:

    GAAP:

    The Company's estimated annual effective tax rate from continuing operations decreased from 21% for the prior year first quarter to 13% for the first quarter of 2005.
    This decrease is primarily attributable to expected increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings, the expected full-year earnings impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is not taxable, and other miscellaneous items including interest.
    During the first quarter of 2005, the Company recorded a tax benefit from continuing operations of $56 million on a pre-tax loss of $199 million. The tax benefit of $56 million for the quarter differs from the tax benefit of $26 million that results from applying the estimated annual effective tax rate to the pre-tax loss of $199 million due to discrete period tax benefits relating to discrete period charges which are taxed in jurisdictions that, when aggregated, have tax rates greater than the estimated annual effective tax rate from continuing operations. The discrete period tax benefits resulted from the following discrete period charges:

    -- Tax benefits of $57 million associated with the net focused cost reduction charges of $209 million.

    During the first quarter of 2004, the Company recorded a tax benefit from continuing operations of $47 million on a pre-tax loss of $39 million. The tax benefit of $47 million for the quarter differs from the tax benefit of $8 million that results from applying the estimated annual effective tax rate to the pre-tax loss of $39 million due to (1) discrete period tax benefits relating to discrete period charges which are taxed in jurisdictions that, when aggregated, have tax rates greater than the estimated annual effective tax rate from continuing operations and (2) the recording of a $32 million tax benefit relating to the IRS's concession concerning the taxation of Intercompany royalties. The discrete period tax benefits resulted from the following discrete period charges:

    -- Tax benefits of $22 million associated with the net focused cost reduction charges of $78 million; and

    -- Tax benefits of $3 million associated with the charge for purchased in-process R&D of $9 million.

    Operational:

    The Company's estimated annual effective tax rate from continuing operations for 2005 is 13%. The actual tax provision from continuing operations on an operational basis was $1 million on $10 million of pre-tax income in the first quarter of 2005.
    The Company's estimated annual effective tax rate from continuing operations for the first quarter of 2004 was 21%. The actual tax benefit from continuing operations on an operational basis was $22 million on pre-tax income of $48 million. The tax benefit of $22 million for the quarter differs from the tax provision of $10 million that results from applying the estimated annual effective tax rate to the pre-tax income of $48 million due to the recording of a $32 million tax benefit relating to the IRS's concession concerning the taxation of Intercompany royalties.
    The decrease in the estimated annual effective tax rate from continuing operations from 21% for the prior year first quarter to 13% for the first quarter of 2005 is primarily attributable to expected increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings, the expected full-year earnings impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is not taxable, and other miscellaneous items including interest.

    Earnings from Continuing Operations:

    GAAP: refer to the "Year-over-Year Comparison of Reported and Operational Earnings" table with footnotes.

    Operational:

    Earnings from continuing operations on an operational basis for the first quarter of 2005 were $9 million, or $.03 per diluted share, as compared with earnings from continuing operations on an operational basis for the first quarter of 2004 of $70 million, or $.24 per diluted share, representing a decrease of $61 million, or 87%.
    First quarter operational earnings from continuing operations for 2005 exclude the following after-tax items:

    -- A charge of $151 million ($209 million pre-tax), or $.53 per share, resulting from all previously announced cost reduction initiatives. $118 million is recorded in "Restructuring Costs and Other" and $91 million of accelerated depreciation and inventory writedowns is recorded in "Cost of Goods Sold"
        (COGS).

    Earnings from Discontinued Operations:

    Net income from discontinued operations of $13 million in the first quarter of 2004 primarily reflects earnings from the company's Remote Sensing Systems business, which was sold to ITT Industries Inc. in August 2004.

    Segment Results:

    In September of 2004, the Company announced the realignment of its operations to accelerate growth in the commercial, consumer and health markets. In connection with the realignment, the Company's new reporting structure that was implemented in first quarter 2005 is outlined in the sections below.
    Unless otherwise indicated, the segment results on a GAAP and operational basis are the same.

    Digital and Film Imaging Systems

    The D&FIS segment comprises the same products and services as in fourth quarter 2004, with the addition of aerial and industrial films. This segment provides consumers, professionals and cinematographers with digital and traditional products and services.

    Revenues:

    Net worldwide sales for the Digital and Film Imaging Systems segment were $1.801 billion for the first quarter of 2005 as compared with $1.978 billion for the first quarter of 2004, representing a decrease of $177 million, or 9% as reported, or a decrease of 11% excluding the favorable impact of exchange. The decrease in net sales was composed of:

    -- Volume: decreases in volume reduced first quarter sales by approximately 6.0 percentage points driven primarily by declines in the film capture SPG and the wholesale and retail photofinishing portions of the consumer output SPG.

    -- Price/Mix: declines attributable to price/mix reduced first quarter sales by approximately 5.1 percentage points driven primarily by the digital capture SPG, the traditional film capture SPG, and the color negative paper SPG.

    -- Exchange: favorable exchange of approximately 2.0 percentage points partially offsets the negative impacts of volume and price/mix.

    Net sales in the U.S. were $701 million for the current quarter as compared with $741 million for the first quarter of 2004, representing a decrease of $40 million, or 5%.
    Net sales outside the U.S. were $1.100 billion for the first quarter of 2005 as compared with $1.237 billion for the prior year quarter, representing a decrease of $137 million, or 11% as reported, or a decrease of 14% excluding the favorable impact of exchange.
    Digital product sales were $604 million for the current quarter as compared with $473 million for the first quarter of 2004, representing an increase of $131 million, or 28%, primarily driven by the consumer digital capture SPG, the kiosks/media portion of the consumer output SPG, and the home printing SPG.
    Traditional product sales were $1.197 billion for the current quarter as compared with $1.505 billion for the first quarter of 2004, representing a decrease of $308 million or 20%, primarily driven by declines in the consumer output and film capture SPGs.

    Digital Strategic Product Group Revenues

    Net worldwide sales of consumer digital capture products, which include consumer digital cameras, accessories, memory products and royalties, increased 24% in the first quarter of 2005 as compared with the prior year quarter, primarily reflecting strong volume increases and favorable exchange, partially offset by negative price/mix. Slower than anticipated sales early in the quarter were partially offset by strengthening sales in March.
    While complete data for the consumer digital camera market in the first quarter is not yet available, all indications are that Kodak held the number one unit market share position for the entire U.S. market during the quarter. On a worldwide basis, Kodak gained unit market share year-to-date through February.
    Net worldwide sales of Picture Maker kiosks/media increased 68% in the first quarter of 2005 as compared with the first quarter of 2004, as a result of strong volume increases and favorable exchange. Sales continue to be driven by strong market acceptance of Kodak's new generation of kiosks and an increase in consumer demand for digital printing at retail. During the quarter, Kodak was able to improve on the previous limitations on media supply, and additional capacity came on line in early April.
    Net worldwide sales from the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, increased 42% in the current quarter as compared with the first quarter of 2004 driven by sales of printer docks and associated thermal media. Kodak's Printer Dock product continues to maintain a leading U.S. market share position on a unit basis in the 4x6 photo printer category through February. During the quarter, inkjet paper sales declined year over year as volume growth was more than offset by lower pricing. Industry growth continues to slow as a result of improving retail printing solutions, and alternative home printing solutions.

    Traditional Strategic Product Group Revenues

    Net worldwide sales of the film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape decreased 28% in the first quarter of 2005 as compared with the first quarter of 2004, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange.
    U.S. consumer film industry sell-through volumes decreased approximately 20% in the first quarter of 2005 as compared with the prior year quarter. Kodak's sell-in consumer film volumes declined approximately 30% as compared with the prior year quarter, reflecting a continuing reduction in U.S. retailer inventories. Kodak continues to project full year 2005 consumer film volumes to decline as much as 30% in the US, and 20% on a worldwide basis.
    Net worldwide sales for the retail photofinishing SPG, which includes color negative paper, minilab equipment and services, chemistry, and photofinishing services at retail, decreased 19% in the first quarter of 2005 as compared with the first quarter of 2004, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange. Kodak has changed its participation model for minilab equipment in the U.S., eliminating direct sales involvement in favor of a referral model.
    Net worldwide sales for the wholesale photofinishing SPG, which includes color negative paper, equipment, chemistry, and photofinishing services at Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 41% in the first quarter of 2005 as compared with the first quarter of 2004, reflecting continuing volume declines partially offset by favorable exchange.
    Net worldwide sales for the entertainment film SPGs, including origination and print films for the entertainment industry increased 6%, primarily reflecting volume increases and favorable exchange partially offset by negative price/mix. Entertainment films continued to benefit from a robust market and higher volume driven by simultaneous worldwide releases of major feature films.

    Gross Profit:

    Gross profit for the Digital and Film Imaging Systems segment was $461 million for the first quarter of 2005 as compared with $502 million for the prior year quarter, representing a decrease of $41 million or 8%. The gross profit margin was 25.6% in the current year quarter as compared with 25.4% in the prior year quarter. The 0.2 percentage point increase was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 4.1 percentage points primarily driven by the film capture SPG, the color negative paper SPG, and entertainment print films.

    -- Manufacturing Cost: favorable manufacturing cost improved gross profit margins by approximately 3.7 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately 0.7 percentage points.

    SG&A:

    In the first quarter, SG&A expenses for the Digital and Film Imaging Systems segment increased $6 million or 2%, from $377 million in the first quarter of 2004 to $383 million in the current quarter, and increased as a percentage of sales from 19% to 21%. Cost reduction actions were more than offset by a $16 million pre-tax SG&A charge to exit a consumer photofinishing customer contract.

    R&D:

    First quarter R&D costs for the Digital and Film Imaging Systems segment decreased $26 million, or 26%, from $100 million in the first quarter of 2004 to $74 million in the current quarter and decreased as a percentage of sales from 5% to 4%. The decrease in R&D year over year was primarily attributable to spending reductions related to traditional products and services.

    EFO:

    Earnings from operations for the Digital and Film Imaging Systems segment decreased $21 million, or 84%, from $25 million in the first quarter of 2004 to $4 million in the first quarter of 2005, primarily as a result of the factors described above. The operating earnings margin rate decreased 1 percentage point to approximately 0% from 1% for the prior year quarter.

    Health Group

    The Health Group segment comprises the same products and services as in fourth quarter 2004, with the addition of Orex. This segment supplies the healthcare industry with traditional and digital image capture and output products and services. On January 18, 2005, Kodak announced the acquisition of Orex Computed Radiography Ltd., a leading provider of compact, digital computed radiography systems. Kodak anticipates that Orex will add approximately $32 million to Kodak's Health Group revenues in 2005 and will be earnings neutral in 2005 and accretive thereafter on an operating basis. On March 3, 2005, Kodak completed its acquisition of Orex, paying $51.3 million in cash at closing.

    Revenues:

    Net worldwide sales for the Health Group were $626 million for the first quarter of 2005 as compared with $631 million for the prior year quarter, representing a decrease of $5 million, or 1% as reported, or a decrease of 3% excluding the favorable impact of exchange. The decrease in net sales was composed of:

    -- Volume: Volume remained unchanged year-over-year. Decreases in the digital output and film capture & output SPGs were offset by growth in the digital capture SPG, services SPG and dental systems SPG.

    -- Price/Mix: Decreases in price/mix reduced first quarter sales by approximately 2.4 percentage points, primarily driven by the digital capture SPG, digital output SPG, and the traditional medical film portion of the film capture and output SPG.

    --  Exchange: Favorable exchange impacted sales by approximately
        2.1 percentage points.

    Net sales in the U.S. were $245 million for the current quarter as compared with $258 million for the first quarter of 2004, representing a decrease of $13 million, or 5%.
    Net sales outside the U.S. were $381 million for the first quarter of 2005 as compared with $373 million for the prior year quarter, representing an increase of $8 million, or 2% as reported, or a 1% decrease excluding the favorable impact of exchange.

    Digital Products and Services Revenues:

    Net worldwide sales of digital products, which include digital output (DryView laser imagers/media and wet laser printers/media), digital capture equipment (computed radiography (CR) and digital radiography (DR) systems), services, dental systems (practice management software and digital radiography capture equipment) and healthcare information systems (PACS - Picture Archiving and Communications Systems), were $405 million for the current quarter as compared with $398 million for the first quarter of 2004, representing an increase of $7 million or 2%. Sales reflect volume increases and favorable exchange partially offset by negative price/mix.

    Traditional Products and Services Revenues:

    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services were $220 million for the current quarter as compared with $232 million for the prior year quarter, representing a decrease of $12 million, or 5% primarily reflecting lower volumes and unfavorable price/mix for the film capture and output SPG, partially offset by favorable exchange.

    Gross Profit:

    Gross profit for the Health Group was $241 million for the first quarter of 2005 as compared with $259 million in the prior year quarter, representing a decrease of $18 million, or 7%. The gross profit margin was 38.5% in the current quarter as compared with 41.0% in the first quarter of 2004. The decrease in the gross profit margin of 2.5 percentage points was principally attributable to:

    -- Manufacturing Cost: manufacturing cost decreased gross profit margins by approximately 1.1 percentage points, primarily reflecting higher silver and raw material costs and the impact of unfavorable manufacturing variances.

    -- Price/Mix: Price/mix negatively impacted gross profit margins by approximately 2.1 percentage points primarily driven by the digital capture SPG, digital output SPG and the traditional medical film portion of the film capture and output SPG.

    -- Exchange: favorable exchange added approximately 0.6 percentage points to the gross profit rate.

    SG&A:

    In the third quarter, SG&A expenses for the Health Group increased $3 million, or 3%, from $118 million in the first quarter of 2004 to $121 million for the current quarter, and remains constant as a percentage of sales at 19%. The increase in SG&A expenses is primarily attributable to the unfavorable impact of foreign exchange of approximately $2 million.

    R&D:

    First quarter R&D costs increased $3 million from $46 million in the first quarter of 2004 to $49 million in the current quarter and increased as a percentage of sales from 7% for the first quarter of 2004 to 8% for the current quarter, primarily due to increased spending to drive digital growth in selected areas of the product portfolio.

    EFO:

    Earnings from operations for the Health Group decreased $24 million, or 25%, from $95 million for the prior year quarter to $71 million for the first quarter of 2005, while the operating earnings margin rate decreased 4 percentage points to 11% from 15% for the prior year quarter. The decrease in operating earnings reflects the impact of lower gross profit margins and increased SG&A and R&D attributable to investments for growth. For the remainder of the year, the operating earnings margin rate is expected to return to the mid teen range enabled by:

    -- Elimination of variances associated with year-end manufacturing shutdowns.

    -- Improved volume leverage throughout the year associated with the seasonality of the digital businesses.

    -- Improved digital growth associated with momentum on new products and resolution of a short-term CR product performance issue.

    Graphic Communications

    As of January 1, 2005, the Graphic Communications segment consists of Encad, Inc., a maker of wide-format inkjet printers, inks and media; Kodak Versamark, a world leader in high-speed, 100% variable data printing; NexPress Solutions, Inc., a leader in on-demand digital color and monochrome image printing systems; Kodak's Document Products and Services organization, which includes market-leading production and desktop document scanners, microfilm, worldwide service and support and business process services operations; Kodak's traditional graphics products which are sold to Kodak Polychrome Graphics LLC; and Kodak's 50 percent interest in Kodak Polychrome Graphics LLC (KPG), a joint venture with Sun Chemical.
    The Graphic Communications segment serves a variety of customers in the in-plant, data center, commercial printing and digital service bureau markets with a range of equipment that spans large-format inkjet printing and digital monochrome printing to on-demand digital image-rich color printing and transactional communications.
    On January 12, 2005, the Company announced that it had entered into a Redemption Agreement with Sun Chemical Corporation and Sun Chemical Group B.V. (collectively, "Sun"), pursuant to which the parties have agreed to consummate certain transactions that will result in Kodak owning 100% of the equity interests in Kodak Polychrome Graphics LLC and Kodak Polychrome Graphics Company Ltd
(KPG). The Company completed its acquisition of KPG on April 1, 2005. On January 31, 2005, the Company announced that it has entered into a definitive agreement to acquire all of the outstanding common shares of Creo Inc., a premier supplier of prepress systems used by commercial printers worldwide. The closing of the transactions contemplated by the Agreement is scheduled to take place three business days following the satisfaction or waiver of the closing conditions. Either party may terminate the Agreement if the closing does not occur on or before September 30, 2005.

    Revenues:

    Net worldwide sales for the Graphic Communications segment were $368 million for the first quarter of 2005 as compared with $283 million for the prior year quarter, representing an increase of $85 million, or 30% as reported, or 28% excluding the favorable impact of exchange. The increase in net sales was primarily due to the NexPress acquisition.
    Net sales in the U.S. were $156 million for the current year quarter as compared with $112 million for the prior year quarter, representing an increase of $44 million, or 39%.
    Net sales outside the U.S. were $212 million in the first quarter of 2005 as compared with $171 million for the prior year quarter, representing an increase of $41 million or 24% as reported, or an increase of 22% excluding the favorable impact of exchange.
    The Graphic Communications segment digital product sales are composed of NexPress Solutions, a producer of digital color and black and white printing solutions, Kodak Versamark, a leader in continuous inkjet technology, document scanners, Encad, a maker of wide format inkjet printers, and service and support.
    Segment traditional product sales are comprised of the sales of Kodak traditional graphics products to KPG, and microfilm products.
    The NexPress installed base of digital production color presses continues to experience good customer acceptance and increases in customer average monthly page volumes are leading to increased consumables business. Overall activity levels for production volumes and product related sales and service are steadily increasing and acquisition integration remains on schedule.
    Kodak Versamark high speed inkjet sales increased 14% year over year in the first quarter, led by increased placements of color printing solutions in the transactional printing market coupled with a growing consumables business.
    Net worldwide sales of graphic arts products to KPG decreased 9% in the current quarter as compared with the first quarter of 2004. Although the traditional graphic arts products continue in secular decline, KPG registered improved market share performance in the quarter.
    KPG's earnings and cash performance continued to benefit from the strength of its leading position in digital printing plates and digital proofing, coupled with favorable operating expense management and foreign exchange. KPG contributed positively to Kodak's "Other income and charges" during the first quarter of 2005 both in absolute terms and in quarterly year over year comparisons.

    Gross Profit:

    Gross profit for the Graphic Communications segment was $88 million for the first quarter of 2005 as compared with $64 million in the prior year quarter, representing an increase of $24 million, or 38%. The gross profit margin was 23.9% in the current quarter as compared with 22.6% in the prior year quarter. The increase in the gross profit margin of 1.3 percentage points was primarily attributable to:

    -- Price/Mix: negative price/mix decreased gross profit margins by approximately 1.1 percentage point.

    -- Manufacturing Cost: manufacturing cost positively impacted gross profit margins by approximately 1.6 percentage points.

    -- Exchange: exchange positively impacted gross profit margins by approximately 0.6 percentage point.

    SG&A:

    SG&A expenses for the Graphic Communications segment increased $28 million, or 64%, from $44 million in the first quarter of 2004 to $72 million for the current quarter, and increased as a percentage of sales from 16% to 20%. The increase in SG&A is primarily attributable to the NexPress Solutions acquisition.

    R&D:

    GAAP:
    First quarter R&D costs increased $16 million, from $20 million in the first quarter of 2004 to $36 million in the current quarter and increased as a percentage of sales from 7% for the first quarter of 2004 to 10% for the current quarter. The R&D expense increase is primarily due to the acquisition of NexPress Solutions.

    Operational:

    Excluding the $9 million charge for purchased in-process R&D recorded in the first quarter of 2004 in connection with the acquisition of Scitex Digital Printing (Kodak Versamark), first quarter R&D costs increased $25 million, from $11 million in the first quarter of 2004 to $36 million in the current quarter and increased as a percentage of sales from 4% to 10%. The R&D expense increase is primarily due to the acquisition of NexPress Solutions.

    EFO:

    GAAP:
    Losses from operations for the Graphic Communications segment were $20 million in the current quarter versus breakeven earnings for the prior year quarter. The loss in the current year quarter was driven primarily by the dilution from the NexPress acquisition.

    Operational:

    Excluding the $9 million first quarter 2004 charge for purchased in-process R&D, losses from operations for the Graphic Communications segment were $20 million in the current quarter versus profit of $9 million for the prior year quarter. The loss in the current year was driven primarily by the dilution from the NexPress acquisition.

    All Other

    All Other comprises the same products and services as in fourth quarter 2004, with the addition of optics. It is composed of Kodak's display and components business for image sensors, optics, display materials, and other small, miscellaneous businesses. All Other also includes development initiatives in inkjet technologies. These businesses offer imaging sensors to original equipment manufacturers
(OEMs) and other specialty materials including organic light emitting diode (OLED) technology to commercial customers.

    Revenues:

    Net worldwide sales for All Other were $37 million for the first quarter of 2005, as compared with $28 million for the prior year quarter, representing an increase of $9 million, or 32% as reported.
    Net sales in the U.S. were $13 million for the current year quarter as compared with $15 million for the prior year quarter, representing a decrease of $2 million, or 13%.
    Net sales outside the U.S. were $24 million in the first quarter of 2005 as compared with $13 million for the prior year quarter, representing an increase of $11 million or 85% as reported.

    EFO:

    The loss from operations for All Other was $42 million in the current quarter, a decrease of $7 million or 20% as compared with the loss from operations of $35 million in the first quarter of 2004. The loss from operations was primarily driven by digital investments, which include the inkjet and display programs.

    Balance Sheet:

    Cash Flow:
    Kodak defines free cash flow as net cash provided by continuing operations, (as determined under generally accepted accounting principles in the U.S.- U.S. GAAP), plus proceeds from the sale of assets minus capital expenditures, acquisitions, debt assumed in acquisitions and investments in unconsolidated affiliates. Kodak's definition of operating cash flow equals free cash flow less dividends. Investable cash flow is operating cash flow excluding acquisitions and debt assumed in acquisitions.
    During the first quarter, operating cash flow from continuing operations was a negative $305 million, a $140 million improvement versus the negative $445 million in the year ago quarter driven primarily by lower acquisition spend partially offset by higher inventory balances and an increase in cash payments associated with restructuring.
    Investable cash flow was a negative $258 million, $118 million worse than the negative $140 million in the first quarter of 2004. Kodak remains on track to achieve targeted investable cash flow for the year of $400 million to $600 million.
    Net cash (used in) provided by continuing operations relating to operating activities, investing activities and financing activities, as determined under U.S. GAAP in the first quarter of 2005 was ($223) million, ($90) million and $99 million, respectively.
    The table below reconciles the net cash provided by continuing operations relating to operating activities as determined under U.S. GAAP, to Kodak's definition of operating and investable cash flow for the first quarter of 2005 and 2004:

                             1st Quarter
---------------------------------------------------------------------
($ millions)                                              2005  2004
                                                         ------------
Net cash (used in) provided by continuing operations
 relating to operating activities:                       ($223) ($27)
Additions to properties                                    (99)  (91)
Net proceeds from sales of businesses/assets                 1     0
Distributions from/(investments in) unconsolidated
 affiliates                                                 63   (22)
Acquisitions, net of cash acquired                         (47) (305)
Debt assumed through acquisitions                            0     0
                                                         ------------
Free Cash Flow (continuing operations)                    (305) (445)
Dividends                                                    0     0
                                                         ------------
Operating Cash Flow (continuing operations)               (305) (445)
Acquisitions, net of cash acquired                          47   305
Debt assumed through acquisitions                            0     0
                                                         ------------
Investable Cash Flow (continuing operations)             ($258)($140)
---------------------------------------------------------------------

    Dividend:

    The company makes semi-annual dividend payments, which, when declared by the Board of Directors, will be paid on the company's 10th business day each July and December to shareholders of record as of the close of the first business day of the preceding month. Kodak made no dividend payments during the first quarters of 2005 and 2004.

    Capital Spending:

    Capital additions were $99 million in the first quarter of 2005, which was $8 million higher than the year ago quarter and $78 million lower quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:

    Total net receivables of $2.281 billion, which were composed of trade ($1.931 billion) and miscellaneous ($350 million) receivables at the end of the first quarter, 2005, increased $22 million from the first quarter of 2004 and decreased $263 million quarter sequentially. The quarter sequential decrease is a result of first quarter sales being lower than fourth quarter peak season sales. The year over year increase is driven by receivables from acquisitions.
    Accrued customer rebates are classified as miscellaneous payables; however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the net trade receivable balance by $388 million to $1.543 billion at the end of the first quarter of 2005, and would reduce the net trade receivable balance by $415 million to $1.480 billion at the end of the first quarter of 2004.
    Kodak defines days sales outstanding (DSO) as the four-quarter moving average net trade receivables after customer rebate reclassification, divided by 12 months of trade sales, multiplied by 365 days. Due to the fact that reported sales are net of customer rebates and a majority of these rebates are cleared through customer deductions, the company's DSO calculation includes the impact of reclassifying rebates as an offset to receivables. By reclassifying the rebates as an offset to receivables, the company's DSO is more reflective of the true number of days the net trade receivables are outstanding.
    DSO from continuing operations for the first quarter was 46 days, higher than the prior year quarter by three days and higher quarter sequentially by one day. This is primarily due to the newly acquired businesses that tend to have higher DSO.
    If rebate accrual balances were not offset against receivables for purposes of calculating the DSO, DSO from continuing operations would have increased year over year by two days to 58 days and one-day quarter sequentially.

    Inventory:

    Kodak's inventories of $1.330 billion (after LIFO) increased $117 million year over year and increased $172 million quarter sequentially. The year over year increase is primarily due to the acquisition of NexPress.
    Kodak defines days supply of inventory (DSI) from continuing operations as four-quarter average inventory before the LIFO reserve divided by 12 months COGS, multiplied by 365 days. For purposes of Kodak's definition, COGS excludes certain manufacturing-related costs that are considered to be unusual or that occur infrequently.
    Inventory before the LIFO reserve was $1.647 billion, which was $73 million higher than a year ago and $159 million higher than fourth quarter 2004. DSI from continuing operations of 64 days was higher by one day from the first quarter 2004 and higher quarter sequentially by one day.
    Kodak defines inventory turns as 12 months COGS divided by four-quarter average inventory before the LIFO reserve. Inventory turns from continuing operations were 5.7, which is 0.1 lower than a year ago and 0.1 lower quarter sequentially.
    Including the impact of the LIFO reserve and using COGS as reported on a GAAP basis, DSI from continuing operations of 49 days increased by one day from the first quarter of 2004 and quarter sequentially. Inventory turns from continuing operations decreased by
0.3 turns relative to the first quarter of 2004 and decreased by 0.2 turns quarter sequentially.

    Debt:

    Debt increased by $88 million to $2.409 billion and cash decreased by $224 million to $1.031 billion quarter sequentially.
    Equity was $3.658 billion and the debt to total capital ratio was 39.7%, reflecting an increase of 1.8 percentage points quarter sequentially and a decrease of 8.4 percentage points year over year.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the first quarter was a positive $0.07 per share and foreign exchange activities recorded in "Other Income/(Charges)" had zero per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.07 per share.

    Silver:

    During the first quarter, the impact of high silver prices was more than offset by the effect of favorable foreign exchange.

    Earnings Per Share:

    Guidance:
    Kodak remains committed to the full year 2005 operational earnings guidance of $2.60 to $2.90 per share.
    The Company is unable to provide guidance for earnings per share from continuing operations on an as reported basis, because costs associated with restructuring activities cannot be reasonably predicted.

    Upcoming Meetings:

    Kodak will host an investor event for those members of the investment community who will be attending the upcoming AIM/On Demand trade show at the Philadelphia Convention Center in Philadelphia, Pennsylvania. This function will be held on Wednesday, May 18, 2005, beginning at 7:45 AM EST with a booth tour. Investors are encouraged to attend the trade show morning keynote address at 9:00 AM EST given by Eastman Kodak Company's Chairman of the Board and CEO, Daniel Carp.

    Safe Harbor Statement:

    Operational items are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures." Reconciliations of operational items included in this press release to the most directly comparable GAAP financial measures can be found in the Financial Discussion Document attached to this press release.
    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's growth in sales and earnings, the effects of legislation, cash generation, tax rate, and debt management are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this press release are subject to a number of factors and uncertainties, including the successful:

    -- Implementation of our digitally oriented growth strategy, including the related implementation of our three-year cost reduction program;

    --  Implementation of our debt management program;

    -- Implementation of product strategies (including digital products, category expansion and digitization);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Completion of focused capital expenditures;

    --  Integration of newly acquired businesses;

    --  Performance of accounts receivable;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in supply chain efficiency;

    -- Implementation of future focused cost reductions, including personnel reductions; and

    -- Development of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    -- Changes in our debt credit ratings and our ability to access capital markets;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions, and;

    Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.
    Any forward-looking statements in this press release should be evaluated in light of these important factors and uncertainties.


Eastman Kodak Company
CONSOLIDATED STATEMENT OF EARNINGS - UNAUDITED
(in millions, except per share data)

                                                    Three Months Ended
                                                          March 31
                                                    ------------------
                                                      2005      2004

Net sales                                            $2,832    $2,920
Cost of goods sold                                    2,127     2,113
                                                    --------  --------
   Gross profit                                         705       807

Selling, general and administrative
 expenses                                               584       549
Research and development costs                          199       197
Restructuring costs and other                           118        54
                                                    --------  --------
(Loss) earnings from continuing operations
 before interest, other charges, net, and
 income taxes                                          (196)        7

Interest expense                                         38        44
Other income (charges), net                              35        (2)
                                                    --------  --------
Loss from continuing operations before
 income taxes                                          (199)      (39)
Benefit for income taxes                                (56)      (47)
                                                    --------  --------
(Loss) earnings from continuing operations             (143)        8

Earnings from discontinued operations, net
 of income tax                                            1        13
                                                    --------  --------
NET (LOSS) EARNINGS                                   $(142)     $ 21
                                                       =====     =====

Basic and diluted net (loss) earnings per share:
  Continuing operations                              $ (.50)    $ .03
  Discontinued operations                               .00       .04
                                                      ------   -------
  Total                                               $(.50)    $ .07
                                                      ======    ======

Number of common shares used in
 basic net (loss) earnings per share                  286.9     286.6
Incremental shares from
 assumed conversion of options                            -       0.1
                                                     -------   -------
Number of common shares used in
 diluted net (loss) earnings per share                286.9     286.7
                                                      =====     ======


Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                                              Three Months Ended
                                                    March 31
                                         -----------------------------
                                          2005       2004       Change

D&FIS
  Inside the U.S.                       $   701    $   741       -  5%
  Outside the U.S.                        1,100      1,237       - 11
                                        --------   -------       -----
Total Digital & Film Imaging Systems      1,801      1,978       -  9
                                       --------   --------       -----

Health
  Inside the U.S.                           245        258       -  5
  Outside the U.S.                          381        373       +  2
                                       --------   --------       -----
Total Health                                626        631       -  1
                                       --------   --------       -----

Graphic Communications
  Inside the U.S.                           156        112       + 39
  Outside the U.S.                          212        171       + 24
                                       --------    -------       -----
Total Graphic Communications                368        283       + 30
                                       --------    -------       -----

All Other
  Inside the U.S.                            13         15       - 13
  Outside the U.S.                           24         13       + 85
                                       --------    -------       ----
Total All Other                              37         28       + 32
                                       --------    -------       ----
    Consolidated total                   $2,832     $2,920       -  3%
                                       ========     ======       =====


Earnings (Loss) from Continuing Operations Before Interest, Other
Charges, Net, and Income Taxes by Reportable Segment and All
Other - Unaudited
(in millions)

                                              Three Months Ended
                                                    March 31
                                      --------------------------------
                                          2005       2004      Change

D&FIS                                  $     4     $   25        - 84%
    Percent of Sales                         0%         1%

Health                                 $    71     $   95        - 25%
    Percent of Sales                        11%        15%

Graphic Communications                 $   (20)    $    -
    Percent of Sales                        (5)%

All Other                              $   (42)    $  (35)       - 20%
    Percent of Sales                      (114)%     (125)%
                                       ---------  ---------     ------
Total of segments                      $    13     $   85        - 85%
                                             0%         3%

Restructuring costs and other             (209)        (78)
                                       ---------  ---------     ------
    Consolidated total                 $  (196)    $    7       -2900%
                                       ========   =========     ======


Earnings (Loss) from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                                            Three Months Ended
                                                 March 31
                                      --------------------------------
                                         2005       2004        Change

D&FIS                                 $    12      $   21       -  43%
    Percent of Sales                        1%          1%

Health                                $    63      $   75       -  16%
    Percent of Sales                       10%        12%

Graphic Communications                $    (1)     $   (2)      +  50%
    Percent of Sales                        0%         (1)%

All Other                             $   (37)     $  (29)      -  28%
    Percent of Sales                     (100)%      (104)%
                                       --------   ---------    -------
Total of segments                     $    37      $   65       -  43%
                                            1%          2%


Restructuring costs and other            (209)        (78)
Interest expense                          (38)        (44)
Other corporate items                       5           2
Income tax effects on above items
 and taxes not allocated to above          62          63
                                       --------   --------     -------
    Consolidated total                 $ (143)     $    8       -1888%
                                       =======     =======     =======

Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION -UNAUDITED
(in millions)
                                          March 31,         Dec. 31,
                                            2005              2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents                  $1,031             $ 1,255
Receivables, net                            2,281               2,544
Inventories, net                            1,330               1,158
Deferred income taxes                         582                 556
Other current assets                          149                 105
Assets of discontinued operations              30                  30
                                        ---------            ---------
 Total current assets                       5,403               5,648
                                        ---------            ---------
Property, plant and equipment, net          4,276               4,512
Goodwill                                    1,457               1,446
Other long-term assets                      2,999               3,131
                                        ---------            ---------
 TOTAL ASSETS                             $14,135             $14,737
                                          =======             ========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other current
  liabilities                              $3,584             $ 3,896
Short-term borrowings                         553                 469
Accrued income taxes                          573                 625
                                         --------           ----------
 Total current liabilities                  4,710               4,990

OTHER LIABILITIES
Long-term debt, net of current portion      1,856               1,852
Postretirement liabilities                  3,181               3,338
Other long-term liabilities                   730                 746
                                         --------           ----------
 Total liabilities                         10,477              10,926

SHAREHOLDERS' EQUITY
Common stock at par                           978                 978
Additional paid in capital                    853                 850
Retained earnings                           7,768               7,922
Accumulated other comprehensive loss         (115)                (90)
Unearned restricted stock                      (5)                 (5)
                                        ---------           ----------
                                            9,479               9,655
Less: Treasury stock at cost                5,821               5,844
                                        ---------            ---------
 Total shareholders' equity                 3,658               3,811
                                        ---------            ---------
 TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                   $14,135             $14,737
                                        =========            =========

Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS - UNAUDITED
(in millions)
                                                   Three Months Ended
                                                        March 31
                                                 ---------------------
                                                   2005          2004
Cash flows relating to operating activities:
Net (loss) earnings                               $(142)        $  21
Adjustments to reconcile to net cash (used in)
provided by operating activities:
  Earnings from discontinued operations              (1)          (13)
  Equity in (earnings) losses from
    unconsolidated affiliates                       (23)            6
  Depreciation and amortization                     267           207
  Purchased research and development                  2             9
  Gain on sales of businesses/assets                 (1)            -
  Restructuring costs, asset impairments and
   other non-cash charges                            32             5
  Benefit for deferred taxes                         (8)          (35)
  Decrease in receivables                           239           111
  Increase in inventories                          (200)          (98)
  Decrease in liabilities excluding borrowings     (365)         (271)
  Other items, net                                  (23)           31
                                                 -------       -------
    Total adjustments                               (81)          (48)
                                                 -------       -------
    Net cash used in continuing operations         (223)          (27)
                                                 -------       -------
    Net cash used in discontinued operations          -            (4)
                                                 -------       -------
    Net cash used in operating activities          (223)          (31)
                                                 -------       -------
Cash flows relating to investing activities:
  Additions to properties                           (99)          (91)
  Net proceeds from sales of businesses/assets        1             -
  Acquisitions, net of cash acquired                (47)         (305)
  Distributions from (investments in)
    unconsolidated affiliates                        63           (22)
  Marketable securities - purchases                 (29)          (34)
  Marketable securities - sales                      21            26
                                                 -------       -------
    Net cash used in continuing operations          (90)         (426)
                                                 -------       -------
    Net cash used in discontinued operations          -             -
                                                 -------       -------
    Net cash used in investing activities           (90)         (426)
                                                 -------       -------
Cash flows relating to financing activities:
  Net increase (decrease) in borrowings
   with original maturity of 90 days or less        107          (177)
  Proceeds from other borrowings                     50            60
  Repayment of other borrowings                     (69)         (165)
  Exercise of employee stock options                 11             -
                                                 -------       -------
    Net cash provided by (used in) financing
     activities                                      99          (282)
                                                 -------       -------
Effect of exchange rate changes on cash             (10)           (1)
                                                 -------       -------

Net decrease in cash and cash equivalents          (224)         (740)
Cash and cash equivalents, beginning of year      1,255         1,250
                                                 -------       -------
Cash and cash equivalents, end of quarter        $1,031         $ 510
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